       1                                                       Exhibit 99.1


January 20, 2004                                   Steven F. Nicola
                                                   Chief Financial Officer
                                                   Secretary & Treasurer
                                                   412-442-8262


MATTHEWS INTERNATIONAL ANNOUNCES
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND


PITTSBURGH, PA, JANUARY 20, 2004 - Matthews International Corporation (NASDAQ
NNM: MATW) today announced higher earnings for the first fiscal quarter ended December 31, 2003. Net income for the quarter was $11,383,000 versus $9,273,000 for the same quarter last year. Earnings per share for the first quarter of fiscal 2004 were $0.35 compared to $0.29 a year ago, an increase of 20.7 percent.

Sales in the quarter increased 7.2 percent to $116,902,000 versus
$109,073,000 in the first quarter a year ago. For the three months ended December 31, 2003, operating income totaled $19,853,000, up 17.9 percent over the first quarter of fiscal 2003.

In discussing the results for the quarter, David M. Kelly, Chairman and Chief Executive Officer, stated:

"The higher level of sales and operating profit, and the 20.7 percent increase in earnings per share, were in line with our expectations for the first quarter of fiscal 2004. All segments of the Company's business reported higher sales compared to the same quarter a year ago. The growth in operating income reflected the increase in sales and the continued benefits from our recent cost structure improvements and manufacturing efficiency initiatives."



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Matthews International Corporation         2 of 3           January 20, 2004

Mr. Kelly also reported that the Company's results were favorably impacted by increases in the values of foreign currencies (particularly the Euro) compared to the U.S. dollar.

Mr. Kelly further said, "Our cash flow continues to be solid. We reduced our bank debt by another $10 million prior to December 31, 2003. Our revolving credit facility, which had an outstanding balance of $124.5 million on December 3, 2001, has been reduced by $90 million over the past 25 months.
In addition, the Company repurchased approximately 219,000 shares of its common stock during the quarter."

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.04 per share on the Company's common stock for the quarter ended December 31, 2003. The dividend is payable February 13, 2004 to stockholders of record January 30, 2004.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products, caskets and cremation equipment for the cemetery and funeral home industries, and custom made products which are used to identify people, places, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; bronze and aluminum architectural products; cremators and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products, components and packaging containers.




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Matthews International Corporation     3 of 3         January 20, 2004



MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (Unaudited)
                        (In Thousands, except Share Data)


                                                  Three Months Ended
                                                ----------------------
                                                12/31/03      12/31/02
                                                --------      --------
           Sales                                $116,902      $109,073
           Operating Profit                       19,853        16,834
           Income before taxes                    18,600        15,153
           Income Taxes                            7,217         5,880
           Net Income                            $11,383        $9,273
           Earnings per Share - Diluted            $0.35         $0.29
           Weighted Average Shares - Diluted  32,602,155    32,027,123


Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, and technological factors beyond the Company's control.